ALLIED LIFE FINANCIAL CORPORATION

                              SHORT TERM MANAGEMENT
                                 INCENTIVE PLAN

1.       PURPOSE

         This ALLIED Life Financial Corporation Short Term Management Incentive Plan (the "Plan") is effective January 1, 1998.

         The purpose of this Plan is to encourage outstanding performance by certain key employees of ALLIED Life Insurance Company in the attainment of annual financial and operating goals of ALLIED Life Financial Corporation, Inc. ("ALFC") and its subsidiaries (collectively "ALLIED Life").

2.       DEFINITIONS

         The capitalized terms used throughout the Plan have the following meaning:

                  (a)         "Base Award" is defined in Paragraph 5(c).

                  (b) "Base Salary" is the annualized weekly base pay of the Participant in effect as of the last day in the position for which the bonus is being calculated, which in no event shall be later than December 31 of the Plan year.

                  (c) "Committee" shall mean the Compensation Committee of the Board of Directors of ALFC.

                  (d) "Discretionary Award" is defined in Paragraph 5(d).

                  (e) "Discretionary Tier Award" is defined in Paragraph 5(i).

                  (f) "Eligible Award Percentage" is defined in Paragraph 5(b).

                  (g) "Eligible Individual Award" is defined in Paragraph 5(a).

                  (h) "Eligible Tier Award" is defined in Paragraph 5(g).

                  (i) "EPS" is defined in Paragraph 4.

                  (j) "Goal" is the expected level of performance used to establish targeted awards as approved by the Committee.

                  (k)  "Growth" is defined in Paragraph 4.

                  (l) "Maximum" is the level of performance at which the maximum eligible award could be made.

                  (m) "Participant" is a key employee of ALLIED Life recommended by the President of ALFC and approved by the Committee to participate in this Plan.

                  (n) "Threshold" is the minimum level of performance  that will warrant an award.

                  (o) "Total Award" is defined in Paragraph 5(e).

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3.       PARTICIPATION AND TIERS

         Participation in the Plan is tiered by responsibility level and the short-term impact of the management position.

         General Responsibility Levels

         Tier A       President
         Tier B       Primary Vice Presidents
         Tier C       Other Vice Presidents
         Tier D       Key Managers

A participation list specifying the Participants in each tier shall be approved by the Committee prior to each fiscal year. The Committee may amend such list from time to time to add or delete Participants.

         Each tier level of participation will have varying award opportunity at the Threshold, Goal, and Maximum performance levels for each of the performance indicators.

4.       PERFORMANCE INDICATORS

         Two performance indicators, EPS and Growth, will be used to measure the success of ALLIED Life and the level of bonus to be paid under this Plan. "EPS" is defined as the ALFC consolidated diluted operating earnings per share computed in accordance with generally accepted accounting principles ("GAAP"). EPS excludes realized investment gains and losses net of excess deferred policy acquisition costs ("DPAC") amortization and net of income taxes. "Growth" is defined as a performance indicator and is the increase in revenue from the prior year stated in terms of a percentage increase or dollar target. Revenue for ALFC is expressed as GAAP insurance revenues plus 2% first year annuity premiums less single premium income annuities. The Threshold for EPS must be attained before any award will be made based on Growth.

5.       AWARDS

Individual Calculations

         (a) A Participant may receive an Eligible Individual Award under the Plan. "Eligible Individual Award" is defined as the award potential for a Participant based on EPS and Growth results. Eligible Individual Award is the sum of (i) the Eligible Award Percentage for EPS multiplied by the Base Salary for the Participant and (ii) the Eligible Award Percentage for Growth multiplied by the Base Salary for the Participant. The Eligible Individual Award is the amount used to determine the Base Award and the Discretionary Award.

         (b) "Eligible Award Percentage" is defined as the percentage amount used to determine the potential Eligible Tier Awards and Eligible Individual Award. The amount of the Eligible Award Percentage is tied to tier and performance level attained (Threshold, Goal, or Maximum), as set forth in Exhibit B.


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                Example for Eligible Award Percentage for EPS for a Participant

                Step 1: Compare actual EPS results for the fiscal year to the goals specified in Exhibit A. If the actual EPS results for the fiscal year do not meet the Threshold, then the Eligible Award Percentage is 0, and no further calculations are necessary.

                Step 2: Determine the percent by which the EPS results exceeded the Threshold value (or the goal value as the case may be). There is no need for a calculation if the Maximum results were achieved or exceeded.

                Step 3: Identify the Eligible Award Percentage for EPS indicator in the tier at the Threshold level, as shown in Exhibit B. Multiply the Eligible Award Percentage by the percent calculated in Step 2. This will calculate the actual Eligible Award Percentage available based on the profit results attained.

          Repeat Steps 1 through 3 using Growth to compute the Eligible Award Percentage for Growth.

 (c) Upon meeting the Threshold for EPS, a Participant will receive a Base Award. "Base Award" is defined as the award to a Participant when a minimum performance level is met. The Base Award is 60% of the Eligible Individual Award.

 (d) Depending on the determination of the Committee, a Participant may or may not receive a Discretionary Award. "Discretionary Award" is defined as an amount separate from the Base Award which is awarded to a Participant based on the discretion of the Committee. The Discretionary Award is calculated as a percentage of the Eligible Tier Award.

 (e) A Participant's "Total Award" is defined as the sum of the Base Award and the Discretionary Award. The Discretionary Award combined with the Base Award cannot exceed 150% of the Participant's Eligible Individual Award.

 (f) In the event a Participant does not meet the Threshold for EPS, the Committee may, in unusual or extraordinary circumstances, award the Participant a special award under the Plan. This paragraph may only be invoked by the Committee in rare and extreme situations.

Tier Calculations

         (g) "Eligible Tier Award" is defined as the award potential for a tier based on EPS and Growth results. Eligible Tier Award is the sum of the Eligible Individual Awards for all of the Participants in a particular tier. Total awards made to all of the Participants in a particular tier shall not exceed 100% of the Eligible Tier Award, but the total awards for a particular tier may be less than the Eligible Tier Award.

         (h) Notwithstanding the foregoing, if the Committee determines that a Participant has shown extraordinary performance in a calendar year, the Committee may exceed the Eligible Tier Award in order to increase the Discretionary Award for the Participant showing such extraordinary performance.

         (i) "Discretionary Tier Award" is defined as the portion of the tier award potential that is not guaranteed to payout but may be awarded based on contribution and performance. This portion may equal up to 40% of the Eligible Tier Award. A Participant may receive a portion, all, or none of the Discretionary Tier Award.


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6.       PRORATED AWARDS

         Employees who become eligible for participation in this Plan after the beginning of the Plan year may receive a prorated award based on the time the employee was a Participant and based on active time employed during the Plan year. Prorated awards will be calculated by determining the number of calendar days that a Participant has been eligible for a tier and dividing that number by the calendar days in that Plan year.

7.       DEATH, DISABILITY, OR RETIREMENT

         In the event that a Participant dies, becomes disabled, or retires due to age in accordance with ALLIED Life policy, a prorated award will be made based on active time employed as a Participant during the Plan year.

8.       PLAN YEAR

         The Plan year will be ALFC's fiscal year.

9.       TRANSFERABILITY

         A Participant may not sell, pledge, donate, or otherwise assign any interest in this Plan.

10.      EMPLOYMENT

         Nothing in this Plan confers upon a Participant any right to continued employment or interferes with or limits in any way ALLIED Life's right to terminate the employment of a Participant at any time.

11.      TERMINATION OF EMPLOYMENT

         If a Participant terminates employment or is terminated by ALLIED Life for any reason other than death, disability, or retirement due to age in accordance with ALLIED Life's policy, and if such termination date is prior to the payment date of an award under this Plan, any right to an award under this Plan is forfeited.


12.      PLAN AMENDMENT OR TERMINATION

         The Committee may amend or terminate the Plan at any time. Participants will be notified of such action as soon as it is practical to do so.

         In the event of any change in the corporate structure of ALFC affecting the goals set forth in Exhibit A or the eligible award percentages set forth in Exhibit B, and where such change in corporate structure would adversely affect a Participant, the Committee may adjust or amend the Plan so as not to disadvantage a Participant. In the event that a change in accounting rules or procedures would affect the goals set forth in Exhibit A or the eligible award percentages set forth in Exhibit B, and where such change in accounting rules or procedures would adversely affect or create a windfall for a Participant, the Committee may adjust or amend the Plan.

13.      ADMINISTRATION

         All matters pertaining to the administration of this Plan will be the responsibility of the Committee, and any decisions of the Committee shall be conclusive and binding. This includes all matters of interpretation, areas not specified in the Plan, and any other issues that may affect the Plan.

14.      GOVERNING LAW

         The Plan will be administered, enforced, construed, and interpreted in accordance with the laws of the State of Iowa.


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

                                                      EXHIBIT A


                                                        GOALS

                                               Threshold                    Goal                     Maximum

EPS                                              $1.90                      $2.00                     $2.10

GROWTH                                            8%                         10%                       12%


                                                      EXHIBIT B


                                             ELIGIBLE AWARD PERCENTAGES

                                     Threshold          Goal             Maximum           Weight

Tier A - President:

EPS                                      19%               38%              56%               75%
Growth                                    6%               12%               19%              25%
      Total                              25%               50%               75%             100%

Tier B - Primary Vice Presidents:

EPS                                      15%               30%               45%              75%
Growth                                    5%               10%               15%              25%
      Total                              20%               40%               60%             100%

Tier C - Other Vice Presidents

EPS                                      12%               24%              36%               75%
Growth                                    4%                8%               12%              25%
      Total                              16%               32%               48%             100%

Tier D - Key Managers

EPS                                       3%              4.5%                6%              75%
Growth                                    1%              1.5%                2%              25%
     Total                                4%                6%                8%             100%


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